                                                         EXHIBIT 99

news release                                             Anthem, Inc.
                                                         120  Monument Circle
                                                         Indianapolis, IN  46204
                                                         Tel  317 488-6390
                                                         Fax  317 488-6460

                                                         [GRAPHIC REMOVED HERE]

Contacts:     Investor Relations
              Tami Durle, 317-488-6390

              Media
              Lauren Green-Caldwell, 317-488-6321


               Anthem, Inc. Reports Results for Third Quarter 2001

     . Earnings per share increased 33%, to 76 cents, before net realized gains and non-recurring items

     .    Benefit expense ratio improved 40 basis points

     .    Administrative expense ratio improved 150 basis points

     .    Operating gain increased 48%, with improvement in all segments

     .    Same store membership increased 12% to 7.8 million


Indianapolis, IN - November 14, 2001 Anthem, Inc. (NYSE: ATH) today reported that net income for the third quarter ended September 30, 2001 increased 76% to $111.5 million, or $1.08 per share, compared with net income of $63.5 million, or $0.62 per share, for the third quarter of 2000. Net income, excluding net realized gains and other non-recurring items, for the third quarter of 2001 increased to $78.2 million, or $0.76 per share, compared with $59.2 million, or $0.57 per share, for the third quarter of 2000.

Net income for the first nine months of 2001 increased 65% to $254.5 million, or $2.47 per share, compared with net income of $153.8 million, or $1.49 per share, for the first nine months of 2000. Net income, excluding net realized gains and other non-recurring items, increased 48% to $215.0 million, or $2.09 per share, compared with $145.3 million, or $1.41 per share, for the first nine months of 2000.

"We are pleased with the investment community's response to our demutualization and initial public offering," said Larry Glasscock, Chief Executive Officer of Anthem, Inc. "We believe the success of these transactions, along with our financial momentum in the third quarter, demonstrates our commitment and focus on creating shareholder value," Glasscock added.

                             Consolidated Highlights

     . Operating revenue increased 12% to $2.5 billion in the third quarter 2001, compared with the third quarter 2000. The increase was primarily attributable to membership growth and disciplined pricing. Excluding the prior year operating results associated with the TRICARE operations that were sold on May 31, 2001, operating revenue increased 16% in the third quarter. For the nine months ended September 30, 2001, operating revenue was $7.5 billion, an increase of 21% over the same period in the prior year. Excluding the operating results associated with the acquisition of Blue Cross Blue Shield of Maine (BCBS-ME) on June 5, 2000 and the disposition of the TRICARE operations, operating revenue increased 15% for the nine months ended September 30, 2001 compared with the same period in 2000.

     . Commercial premium yields increased in a range between 14% and 15%, while commercial medical costs increased between 12% and 13% during the 12-month period ended September 30, 2001. The increase in medical costs continues to be driven primarily by outpatient and pharmacy costs.

     . The benefit expense ratio improved 40 basis points, to 85.1% in the third quarter 2001, as compared with the third quarter 2000, and improved 10 basis points sequentially from the second quarter 2001. These improvements were primarily due to improved underwriting results that more than offset the impact of approximately $21 million pre-tax reserve strengthening in the Midwest and East segments during the third quarter of 2001. For the nine months ended September 30, 2001, the benefit expense ratio improved 50 basis points to 85.2%, compared with the same period in 2000. Days in claims payable were 63.5 days at September 30, 2001, up 0.7 days from 62.8 days at June 30, 2001.

     . The administrative expense ratio improved 150 basis points to 18.7% in the third quarter of 2001, compared with 20.2% in the same period of 2000. For the first nine months of 2001, the administrative expense ratio improved 100 basis points to 19.5%. The positive trend in both periods was due to cost containment efforts and growth in operating revenue.

     . Operating gain was $79.1 million in the third quarter of 2001, an increase of 48% compared with an operating gain of $53.3 million in the same period of 2000. The increase was primarily due to growth in the Midwest and West segments. For the nine months ended September 30, 2001, operating gain increased 77% to $212.4 million, compared with $119.9 million for the same period in 2000. Excluding the results associated with acquisitions and dispositions, operating gain increased 46% and 65% for the third quarter and nine months ended September 30, 2001, respectively, compared with the same periods in 2000.

     . Medical membership was 7.8 million at September 30, 2001, an increase of 12% compared with September 30, 2000 on a same store basis. National Accounts and Local Large Group businesses contributed a significant portion of the growth.

     . Net realized capital gains were $72.1 million for the third quarter of 2001 and $61.2 million in the first nine months of 2001, compared with $6.6 million and $13.1 million in the same periods of 2000, respectively. Included in net realized capital gains in the third quarter were $65.2 million of gains, resulting primarily from restructuring the investment portfolio to reduce the risk exposure to equity markets. At September 30, 2001, approximately 4% of our investment portfolio was invested in equity securities, a decrease from 11% at June 30, 2001.

                         2001 and 2002 Earnings Outlook

The company expects net income, excluding net realized gains and other non-recurring items to be $2.95 to $3.00 per share for the full year 2001. On the same basis, net income in 2002 is expected to increase by at least 15%, to $3.40 to $3.50 per share. Including the impact of FAS 142 relating to accounting for goodwill, net income in 2002 is expected to be $3.55 to $3.65 per share. The number of shares used to compute earnings per share was estimated to be 103,088,000. Actual shares outstanding will vary from this estimate following the distribution of shares and cash to eligible statutory members in the demutualization.

                          Operating Segment Highlights

Midwest Segment Highlights

The Midwest segment is comprised of health benefit and related business for members in Indiana, Kentucky and Ohio.

                                     Three Months Ended                     Nine Months Ended
($ in Millions)                         September 30                           September 30
                               --------------------------------       --------------------------------
                                   2001         2000     Change           2001         2000     Change
                                   ----         ----     ------           ----         ----     ------
Operating Revenue              $1,294.3     $1,122.3        15%       $3,761.0     $3,293.7        14%
Operating Gain                    $34.3        $24.3        41%         $119.3        $60.5        97%
Operating Margin                   2.7%         2.2%      50 bp           3.2%         1.8%     140 bp
Membership (in 000s)              4,846        4,520         7%


     o Third quarter 2001 operating revenue increased 15% year-over-year due to price increases and membership growth.

     o Operating gain was $34.3 million in the third quarter 2001, an increase of 41% compared to the prior year. Operating margin improved to 2.7% in the third quarter 2001, compared with the third quarter of 2000, a 50 basis point improvement. The improvement was primarily due to revenue growth and cost containment initiatives which more than offset $11.2 million pre-tax reserve strengthening during the third quarter 2001. Excluding this adjustment, operating gain increased 87% in the quarter, to an operating margin of 3.5%.

East Segment Highlights

The East segment is comprised of health benefit and related business for members in Connecticut, New Hampshire and Maine.

                                      Three Months Ended                     Nine Months Ended
($ in Millions)                         September 30                            September 30
                                 -----------------------------        ---------------------------------
                                   2001        2000     Change            2001         2000      Change
                                   ----        ----     ------            ----         ----      ------
Operating Revenue                $941.1      $841.8        12%        $2,699.8     $2,077.8         30%
Operating Gain                    $30.3       $30.1         1%           $78.7        $64.2         23%
Operating Margin                   3.2%        3.6%    (40) bp            2.9%         3.1%     (20) bp
Membership (in 000s)              2,225       2,015        10%

     o Operating revenue increased $99.3 million, or 12% year-over-year, to $941.1 million in the third quarter 2001. Adjusting for the impact of exiting the Medicare+Choice market in Connecticut on January
          1, 2001, third quarter 2001 operating revenue increased 17% compared to third quarter of 2000. Operating revenue for the nine months ended September 30, 2001, excluding the impact of the exit from the Medicare+Choice market and the acquisition of BCBS-ME on June 5, 2000, increased 19% year-over-year.

     o Operating gain for third quarter 2001 was essentially flat due to $9.4 million pre-tax reserve strengthening. Excluding this adjustment, operating gain increased 32% in the third quarter and 37% for the first nine months of 2001, compared with the same periods in 2000. This growth was largely driven by improvement in both

     Local Large and Small Group businesses, exiting the Medicare+Choice market, and higher overall membership.

o Excluding the impact of the exit from the Medicare+Choice market, medical membership at September 30, 2001 grew by 12%, compared with September 30, 2000.

West Segment Highlights

The West segment is comprised of health benefit and related business for members in Colorado and Nevada.

                                    Three Months Ended                   Nine Months Ended
($ in Millions)                        September 30                        September 30
                             ---------------------------------    --------------------------------
                                   2001       2000     Change          2001       2000     Change
                                   ----       ----     ------          ----       ----     ------
Operating Revenue                $211.4     $156.2        35%        $568.3     $459.3        24%
Operating Gain                     $7.2       $0.1          -         $10.3       $1.4          -
Operating Margin                   3.4%       0.1%     330 bp          1.8%       0.3%     150 bp
Membership (in 000s)                763        601        27%

o Third quarter operating revenue increased 35% year-over-year as a result of membership growth and the effect of premium increases to bring pricing in line with prevailing market conditions.

o Third quarter 2001 operating margin increased 330 basis points year-over-year, reaching 3.4%. Operating gain was $7.2 million in the third quarter of 2001, the highest quarterly performance reported in this segment since the acquisition of Blue Cross Blue Shield of Colorado/Nevada in November 1999.

o Year-over-year growth in membership was 27% at September 30, 2001, principally reflecting expansion in National Accounts and Local Large Group businesses.

Specialty Segment Highlights

The Specialty segment includes group life, pharmacy benefit management, dental and vision operations of the company.

                                   Three Months Ended                   Nine Months Ended
($ in Millions)                       September 30                        September 30
                             --------------------------------    --------------------------------
                                  2001       2000     Change          2001       2000     Change
                                  ----       ----     ------          ----       ----     ------
Operating Revenue               $100.3      $82.9        21%        $285.8     $244.3        17%
Operating Gain                    $9.1       $4.2       117%         $25.0      $14.0        79%
Operating Margin                  9.1%       5.1%     400 bp          8.7%       5.7%     300 bp

o Operating gain more than doubled in the third quarter of 2001 and increased 79% in the first nine months of 2001, compared with the same periods in 2000. This growth was driven by improved results in Anthem Prescription Management (APM). Operating margin increased 400 basis points compared with the same period in 2000 largely due to increased mail order volume.

     o APM became the pharmacy benefit manager for our recent acquisitions of New Hampshire in September 2000, Colorado and Nevada in March 2001, and Maine in May 2001.

Other Segment Highlights

The Other segment includes AdminaStar Federal, a subsidiary that administers Medicare programs, and Anthem Alliance, a subsidiary that included the health benefits and administration for the TRICARE program which was sold on May 31, 2001. The segment also includes intersegment revenue and expense eliminations and corporate expenses not allocated to operating segments.

                                   Three Months Ended                   Nine Months Ended
($ in Millions)                       September 30                        September 30
                             --------------------------------    --------------------------------
                                  2001       2000     Change          2001       2000     Change
                                  ----       ----     ------          ----       ----     ------
Operating Loss                  ($1.8)     ($5.4)        67%       ($20.9)    ($20.2)       (3%)

Basis of Presentation:

1. The number of shares used to compute earnings per share was based on estimates of actual shares outstanding at November 14, 2001, pending final distribution of shares and cash to eligible statutory members in the demutualization. Actual shares outstanding will vary from these estimates following the completion of the demutualization. As there were no shares available prior to the initial public offering and demutualization on November 2, 2001, the same number of shares (103,088,000) used for the third quarter of 2001 have been applied on a pro forma basis to all prior and future periods discussed above.

2. The non-recurring items excluded from net income are the after-tax impact of gain on disposition of the TRICARE operations on May 31, 2001 and demutualization expenses in 2001.

3. Operating revenue is defined as premiums plus administrative fees and other revenue.

4. Operating gain is defined as operating revenue less benefit expense and administrative expense. Net investment income, net realized gains on investments, interest expense, amortization of goodwill and other intangible assets, gain on sale of subsidiary operations, and demutualization expenses are not included.

5. Operating revenue and premium equivalents is a measure of the volume of business serviced by Anthem that is commonly used in the health benefits industry to allow for a comparison of operating efficiency among companies. It is calculated by adding to premiums, administrative fees and other revenue the amount of claims attributable to non-Medicare, self-funded health business where Anthem provides a complete array of customer service, claims administration and billing and enrollment services.

Conference call information is available on Anthem's web site, www.anthem.com, under Investor Relations.

This press release contains certain forward-looking information. Words such as "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include: trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Anthem undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by Anthem, found in Anthem's final Prospectus dated October 29, 2001, for the initial public offering, and in future periodic reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect Anthem's business.

                                  Anthem, Inc.
                               Membership Summary

                                                                                          % Change
                                                                                  -------------------------
(in Thousands)                          Sept. 30,     Dec. 31,    Sept. 30,          Dec. 31,    Sept. 30,
                                             2001         2000         2000              2000         2000
                                      ------------ ------------ ------------      ------------ ------------
Local Large Group                           2,800        2,634        2,586                6%           8%
Small Group                                   818          775          743                6%          10%
Individual                                    688          650          644                6%           7%
National Accounts/1/                        2,890        2,468        2,425               17%          19%
Medicare+Choice                               100          106          104              (6%)         (4%)
Federal Employee Program                      426          407          410                5%           4%
Medicaid                                      112          102           99               10%          13%
                                      ------------ ------------ ------------
Total without TRICARE                       7,834        7,142        7,011               10%          12%
TRICARE/2/                                      -          128          125            (100%)       (100%)
                                      ------------ ------------ ------------
Total with TRICARE                          7,834        7,270        7,136                8%          10%
                                      ============ ============ ============

Funding Arrangement
Self-Funded                                 4,048        3,481        3,424               16%          18%
Fully Insured                               3,786        3,789        3,712                 -           2%
                                      ------------ ------------ ------------
Total                                       7,834        7,270        7,136                8%          10%
                                      ============ ============ ============

    1 Includes BlueCard members of 1,617 as of September 30, 2001, 1,320 as of December 31, 2000, and 1,281 as of September 30, 2000.

    2  TRICARE operations were sold effective May 31, 2001.

                                  Anthem, Inc.
                        Consolidated Statements of Income
                                   (Unaudited)

($ in millions, except per share data)                        Three Months Ended
                                                                 September 30            % Change
---------------------------------------------------------------------------------------------------
                                                              2001          2000
                                                           ------------------------
Operating revenue and premium equivalents                   $3,545.5      $3,107.8            14%
                                                           ========================

Premiums                                                    $2,323.3      $2,047.1            13%
Administrative fees                                            191.7         193.5            (1%)
Other revenue                                                   15.2          20.6           (26%)
                                                           ------------------------
  Total operating revenue                                    2,530.2       2,261.2            12%

Benefit expense                                              1,976.8       1,750.7            13%
Administrative expense                                         474.3         457.2             4%
                                                           ------------------------
  Total operating expense                                    2,451.1       2,207.9            11%
                                                           ------------------------

Operating gain                                                  79.1          53.3            48%

Net investment income                                           61.4          52.2            18%
Net realized gains on investments                               72.1           6.6             -
Gain on sale of subsidiary operations (TRICARE)                  -             -               -
Interest expense                                                13.8          14.2            (3%)
Amortization of goodwill and other intangible assets             8.1           6.8            19%
Demutualization expenses                                        13.6           -                -
                                                           ------------------------

Income before income taxes and minority interest               177.1          91.1            94%

Income taxes                                                    64.6          27.4             -
Minority interest                                                1.0           0.2             -
                                                           ------------------------

Net income                                                    $111.5         $63.5            76%
                                                           ========================

Net income excluding net realized gains
  and other non-recurring items                                $78.2         $59.2            32%
                                                           ========================

Pro forma per share data:

  Net income (basic and diluted)                               $1.08         $0.62            74%
                                                           ========================

  Net income excluding net realized gains
    and other non-recurring items per share
    (basic and diluted)                                        $0.76         $0.57            33%
                                                          =========================

Shares used in calculating per share amount (in 000s)        103,088       103,088            -
                                                          =========================

Benefit expense ratio                                          85.1%         85.5%           (40 bp)
Administrative expense ratio:
  Calculated using operating revenue                           18.7%         20.2%          (150 bp)
  Calculated using operating revenue and
    premium equivalents                                        13.4%         14.7%          (130 bp)
Operating margin                                                3.1%          2.4%            70 bp

                                  Anthem, Inc.
                        Consolidated Statements of Income
                                   (Unaudited)

($ in millions, except per share data)                        Nine Months Ended
                                                                 September 30              % Change

-----------------------------------------------------------------------------------------------------
                                                              2001          2000
                                                          -------------------------
Operating revenue and premium equivalents                  $10,428.6      $8,666.8             20%
                                                          =========================

Premiums                                                    $6,866.1      $5,636.4             22%
Administrative fees                                            622.0         550.0             13%
Other revenue                                                   37.8          39.5             (4%)
                                                          --------------------------
   Total operating revenue                                   7,525.9       6,225.9             21%

Benefit expense                                              5,847.6       4,831.3             21%
Administrative expense                                       1,465.9       1,274.7             15%
                                                          -------------------------
     Total operating expense                                 7,313.5       6,106.0             20%
                                                          -------------------------

Operating gain                                                 212.4         119.9             77%

Net investment income                                          170.4         147.2             16%
Net realized gains on investments                               61.2          13.1              -
Gain on sale of subsidiary operations (TRICARE)                 25.0           -                -
Interest expense                                                41.8          41.2              1%
Amortization of goodwill and other intangible assets            23.8          18.2             31%
Demutualization expenses                                        16.6           -                -
                                                          -------------------------

Income before income taxes and minority interest               386.8         220.8             75%

Income taxes                                                   133.2          66.3              -
Minority interest (credit)                                      (0.9)          0.7              -
                                                          -------------------------

Net income                                                    $254.5        $153.8             65%
                                                          =========================

Net income excluding net realized gains and other
    non-recurring items                                       $215.0        $145.3             48%
                                                          =========================

Pro forma per share data:

   Net income (basic and diluted)                              $2.47         $1.49            66%
                                                          =========================

   Net income excluding net realized gains
     and other non-recurring items per share
     (basic and diluted)                                       $2.09         $1.41            48%
                                                          =========================

Shares used in calculating per share amount (in 000s)        103,088       103,088             -
                                                          =========================

Benefit expense ratio                                          85.2%         85.7%          (50 bp)
Administrative expense ratio:
     Calculated using operating revenue                        19.5%         20.5%         (100 bp)
     Calculated using operating revenue and
       premium equivalents                                     14.1%         14.7%          (60 bp)
Operating margin                                                2.8%          1.9%           90 bp

                                  Anthem, Inc.
                           Consolidated Balance Sheets

---------------------------------------------------------------------------------------------------
($ in millions, except share data)                     September 30, 2001     December 31, 2000/1/
---------------------------------------------------------------------------------------------------
                                                           (Unaudited)
Assets
Current assets:
  Investments available-for-sale, at fair value              $3,912.8                $3,511.3
  Cash and cash equivalents                                     364.6                   203.3
  Receivables, net                                              772.8                   856.6
  Other current assets                                           34.9                    53.1
                                                       --------------------------------------------
Total current assets                                          5,085.1                 4,624.3

Property and equipment                                          409.4                   428.8
Goodwill and other intangible assets                            475.3                   498.9
Other noncurrent assets                                         123.4                   156.5
                                                       --------------------------------------------
Total assets                                                 $6,093.2                $5,708.5
                                                       ============================================

Liabilities and policyholders' surplus
Liabilities
Current liabilities:
  Policy liabilities                                         $1,698.0                $1,723.5
  Unearned income                                               296.8                   260.2
  Other current liabilities                                     828.6                   814.3
                                                       --------------------------------------------
Total current liabilities                                     2,823.4                 2,798.0

Long term debt, less current maturities                         597.8                   597.5
Retirement benefits                                             181.5                   175.1
Other noncurrent liabilities                                    315.6                   218.1
                                                       --------------------------------------------
Total liabilities                                             3,918.3                 3,788.7

Policyholders' surplus
Surplus                                                       2,103.1                 1,848.6
Accumulated other comprehensive income                           71.8                    71.2
                                                       --------------------------------------------
Total policyholders' surplus                                  2,174.9                 1,919.8
                                                       --------------------------------------------
Total liabilities and policyholders' surplus                 $6,093.2                $5,708.5
                                                       ============================================

/1/ Certain prior year balances have been reclassified to conform to the current period presentation.

                                  Anthem, Inc.
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

-------------------------------------------------------------------------------------------
                                                           Nine Months Ended September 30
-------------------------------------------------------------------------------------------
($ in millions)                                                 2001               2000
-------------------------------------------------------------------------------------------

Operating activities
Net income                                                      $254.5             $153.8
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Net realized gains on investments                            (61.2)             (13.1)
    Gain on sale of subsidiary operations                        (25.0)               -
    Depreciation, amortization and accretion                      90.2               72.9
    Deferred income taxes                                         54.9                0.8
    Loss on sale of assets                                         2.6                0.6
    Changes in operating assets and liabilities, net of
      effect of purchases and divestitures:
        Receivables                                                5.8              (23.8)
        Policy liabilities                                       137.4              156.4
        Unearned income                                           42.9              (17.3)
        Other assets and liabilities                              11.3              155.1
                                                           --------------------------------
  Net cash provided by continuing operations                     513.4              485.4
  Net cash used in discontinued operations                        (1.6)              (2.4)
                                                           --------------------------------
Cash provided by operating activities                            511.8              483.0

Investing activities
Purchases of investments                                      (2,913.9)          (2,808.4)
Sales or maturities of investments                             2,573.5            2,321.4
Sale (purchase) of subsidiaries, net of cash sold                 41.2              (63.2)
Purchases of property and equipment                              (51.3)             (45.8)
                                                           --------------------------------
Cash used in investing activities                               (350.5)            (596.0)

Financing activities
Proceeds from borrowings                                           -                295.3
Payments on borrowings                                             -               (220.0)
                                                           --------------------------------
Cash provided by financing activities                              -                 75.3
                                                           --------------------------------

Change in cash and cash equivalents                              161.3              (37.7)
Cash and cash equivalents at beginning of period                 203.3              204.4
                                                           --------------------------------
Cash and cash equivalents at end of period                      $364.6             $166.7
                                                           ================================